EXHIBIT 99.2

RockTenn Announces Dividend; Increases Annualized Dividend by 17 Percent to $1.40 per Share

NORCROSS, Ga., Oct. 25, 2013 (GLOBE NEWSWIRE) -- RockTenn today reported that its Board of Directors declared a dividend of $0.35 per share on its Class A Common Stock to shareholders of record at the close of business on Nov. 5, 2013. The dividend, which will be paid on Nov. 18, 2013, represents an annual dividend rate of $1.40 per share. This is the company's second dividend increase this year.

"The board's action to increase the annual dividend speaks to our continued confidence in our overall outlook for the long-term profitability and cash flow generation of our business," said Jim Rubright, Chairman and Chief Executive Officer.

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn's 26,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this release regarding, among other things our confidence in our overall outlook for the long-term profitability and cash flow generation of our business. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from the Smurfit-Stone acquisition, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

RockTenn
John Stakel, 678-291-7901
Senior Vice President-Treasurer
jstakel@rocktenn.com